UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) September 22, 2006
Ciena Corporation
(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-21969	23-2725311

(Commission File Number)	(IRS Employer Identification No.)

1201 Winterson Road, Linthicum, MD	21090

(Address of Principal Executive Offices)	(Zip Code)
(410) 865-8500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03 – MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.
          At 5:00 p.m., Eastern Time, on September 22, 2006, Ciena Corporation effected a one-for-seven reverse stock split of its common stock. Pursuant to the reverse stock split, each seven shares of authorized and outstanding common stock have been reclassified and combined into one new share of common stock. In connection with the reverse stock split, the number of shares of common stock authorized under Ciena’s Third Restated Certificate of Incorporation was correspondingly reduced from 980 million to 140 million shares, without any change in par value per common share. The reverse split did not change the number of shares of Ciena preferred stock authorized, which remains at 20 million.
          The exercise or conversion price, as well as the number of shares issuable under Ciena’s outstanding stock options, warrants and convertible notes, have been proportionately adjusted to reflect the reverse stock split. The number of shares authorized for issuance under Ciena’s equity compensation plans has also been proportionately reduced to reflect the reverse stock split. Pursuant to the terms of Ciena’s Rights Agreement, the number of rights attached to each share of common stock has been proportionately increased to reflect the reverse stock split. The Certificate of Amendment to the Third Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect the reverse stock split and reduce the number of shares of common stock authorized is attached to this filing as Exhibit 3.1.
ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS
     (c) The following exhibit is being filed herewith:

Exhibit Number	Description of Document

3.1	Certificate of Amendment to the Third Restated Certificate of Incorporation, effective September 22, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation
Date: September 22, 2006	By:	/S/ Russell B. Stevenson, Jr.
Russell B. Stevenson, Jr.
Senior Vice President, General Counsel and Secretary